NEWS RELEASE for August 8, 2012

BIOLASE REPORTS SECOND QUARTER, SIX-MONTH RESULTS

•	GAAP Net Revenue of $12.2 Million in Q2 2012; Non-GAAP Net Revenue of $13.3 Million in Q2 2012

•	Product and Services Revenue of $13.3 Million in Q2 2012 Within Previous Guidance of $13 Million to $14 Million for Q2 2012

•	Direct Sales of Waterlase Systems in Q2 2012 Up 48 Percent Year-Over-Year Compared to Q2 2011, Excluding Q2 2011 One-Time Prepaid Purchase Orders for Product Sales to Henry Schein, Inc.

•	Excluding Accounting Effects of Inventory Re-purchase in Q2 2012 and One-Time Prepaid Purchase Orders for Product Sales to Henry Schein, Inc. in Q2 2011, Non-GAAP Net Revenue in Q2 2012 Up 33 Percent Year-Over-Year When Compared to Non-GAAP Net Revenue in Q2 2011

•	GAAP Net Loss of $1.9 Million in Q2 2012; Non-GAAP Net Loss of $1.3 Million in Q2 2012

•	Year-to-Date GAAP Net Revenue of $24.5 Million; Year-to-Date Non-GAAP Net Revenue of $25.6 Million

•	Year-to-Date GAAP Net Loss of $3.5 Million; Year-to-Date Non-GAAP Net Loss of $2.2 Million

•	Q3 2012 Revenue Guidance: $13.5 Million to $15.0 Million

IRVINE, CA (August 8, 2012) — BIOLASE, Inc. (NASDAQ:BIOL), the World’s leading dental laser manufacturer and distributor, today reported unaudited operating results for its second quarter and six months ended June 30, 2012.

Net revenue for this year’s second quarter totaled $12.2 million which is net of a reduction of $1.1 million due to the accounting consequences related to the re-purchase of Henry Schein, Inc.’s (NASDAQ:HSIC) inventory of Waterlase MD™ Turbo laser systems, which was completed on April 12, 2012. This compares to $12.1 million in the prior year period. Net revenue for the first six months of 2012 was $24.5 million compared to $22.6 million in the prior year period.

Excluding the $1.1 million reduction in revenue for the inventory re-purchase from Schein during the 2012 second quarter and $2.1 million in product sales to Schein to satisfy one-time prepaid purchase orders during the second quarter ended June 30, 2011, non-GAAP net revenue in this year’s second quarter was $13.3 million, compared to non-GAAP net revenue of $10.0 million for the 2011 second quarter, an increase of $3.3 million, or 33 percent. Non-GAAP net revenue for the first six months of 2012 excluding the inventory re-purchase was $25.6 million. This compares to non-GAAP net revenue of $17.7 million during the first six months of 2011, which excludes $5.0 million in equipment sales to Schein to satisfy its irrevocable purchase orders, and represents a year-over-year increase of $7.9 million, or 45 percent.

Federico Pignatelli, Chairman and CEO, said, “The second quarter was again a time of tremendous activity within BIOLASE and in our global market. We made several important operational moves that were all designed to strategically improve our ability to become one of the dental industry’s top providers of technology solutions and more generally to move towards becoming a laser-centered, multi-product and multi-platform company, with high-end digital imaging that complements our patented Waterlase micro-surgery. We continue to focus on execution and growth while making key long term investments in the new structure of BIOLASE, assuring a solid and innovative future of success of the Company.”

Approximately 58 percent of BIOLASE’s net revenues for the 2012 second quarter and 61 percent of net revenues for the six months ended June 30, 2012, were from the sale of its all-tissue Waterlase® systems, the majority of which were from sales of the flagship Waterlase iPlus™. On a GAAP-basis, sales of Waterlase systems for the 2012 second quarter decreased 7 percent compared to the year-earlier period, however, this measure is net of the accounting effects from the inventory re-purchase from Schein during the 2012 second quarter. Excluding the inventory re-purchase, sales of Waterlase systems during the 2012 second quarter totaled $8.2 million. This is an increase of 48 percent compared to $5.6 million in the second quarter ended June 30, 2011, when excluding sales of $2.1 million to Schein to satisfy one-time prepaid purchase orders during the 2011 second quarter. Excluding the inventory re-purchase, sales of Waterlase systems totaled $16.2 million for the first six months of 2012, an increase of $6.3 million, or 63 percent, over the same period in 2011, excluding the $2.1 million in sales of Waterlase iPlus systems to Schein to satisfy one-time prepaid purchase orders during the first six months of 2011.

The current results were achieved despite a drop in BIOLASE’s diode laser system sales to approximately 11 percent of net revenues for both the second quarter and first six months of 2012 compared to 14 percent and 24 percent for the prior year comparable periods. Diode systems revenue has been impacted during 2012, as BIOLASE is waiting for regulatory clearance to sell its newly introduced EPIC 10™ diode laser system.

On a GAAP basis, the net loss for the second quarter of 2012 totaled $1.9 million, or a loss of $0.06 per share, compared to a net loss of $753,000, or a loss of $0.03 per share, in the 2011 second quarter. After removing non-cash depreciation and amortization expenses of $122,000, stock-based, other equity instruments, and non-cash compensation expense of $400,000 and interest expense of $38,000, this year’s second quarter resulted in a non-GAAP net loss of $1.3 million, or a loss of $0.04 per share, compared with non-GAAP net income of $69,000, or $0.00 per share, for the second quarter of 2011.

The net loss for the first six months of 2012 was $3.5 million, or a loss of $0.11 per share, compared to a net loss of $1.5 million, or a loss of $0.05 per share, for the year-earlier period. Excluding non-cash depreciation and amortization expenses of $247,000, stock-based, other equity instruments, and non-cash compensation expense of $1.1 million and interest expense of $42,000, the non-GAAP net loss for the first six months of 2012 was $2.2 million, or a loss of $0.07 per share. This compares to non-GAAP net income of $222,000, or $0.01 per share, for the first six months of 2011.

Pignatelli added, “Our net losses in 2012 have been primarily driven by increased costs of revenues; significant investments in sales and marketing, which include increased convention costs, expansion into specialty market segments, increased media and advertising expenses, and additional WCLI events; substantial increases in legal fees related to freeing the Company from its prior relationship with Schein; and continued engineering and development costs related to our efforts in developing our core technologies, as well as efforts developing our patented laser toothbrush and clinical research investments in the promising field of Ophthalmology.”

The percentage of net revenue in the 2012 second quarter from the U.S. and international markets totaled approximately 66 percent and 34 percent, respectively, as compared to approximately 71 percent and 29 percent of net revenue in the prior year comparable period.

Recent Highlights
A series of recent actions, developments and key accomplishments include the following:

•	BIOLASE purchased the remaining inventory of Waterlase MD™ Turbo laser systems from Schein. Pursuant to the agreement, the Company purchased Schein’s inventory of Waterlase MD Turbo laser systems and Schein released its liens on BIOLASE’s assets. BIOLASE paid the entire purchase price by offsetting accounts receivable currently due from Schein from sales made in the normal course of business. None of the funds used to offset the purchase price were related to the original sales of the Waterlase MD Turbo laser systems that were purchased.

•	BIOLASE entered a definitive five-year agreement with Copenhagen-based 3Shape Corporation, making BIOLASE a distributor of 3Shape’s TRIOS® intra-oral scanning technologies for impression-taking solutions in the U.S. and Canada.

•	The award of a new patent related to endodontic probes and biofluids for treating and removing deposits from tissue surfaces that expands BIOLASE’s intellectual property position in laser endodontics with radial firing tips. This laser endodontic therapy system has the ability to significantly reduce root canal bacteria levels compared to conventional manual endofiles.

•	The establishment of a long-term collaboration with world renowned laser dentistry expert Professor Norbert Gutknecht and the Aachen Center for Laser Dentistry (“AALZ”) in Germany to promote laser dentistry worldwide through clinical laser education, training and research. Management believes that with approximately 13,000 members, the combination of BIOLASE’s World Clinical Laser Institute (“WCLI”), and the AALZ will form the largest group of users and experts in laser dentistry in the world.

•	The completion of the initial build-out of the inside sales organization at BIOLASE’s corporate headquarters in Irvine, CA. The group is currently made up of 6 inside sales representatives and lead generators, who work in partnership with the outside sales team to maximize sales, leverage the existing installed customer base and drive smaller deals to closure. BIOLASE plans to grow the group to between 8 and 10 by the end of the year. Management believes that this group will provide greater support to its outside sales representatives, generate its own sales, and contribute to BIOLASE’s overall growth.

•	The opening of the technology and training center at BIOLASE’s corporate headquarters in Irvine, CA. The state-of-the-art facility will provide introductory and specialized training sessions for dental professionals seeking proficiency and certification training utilizing best-in-class BIOLASE products. The facility will also be used for ongoing training and clinical education for both the outside and inside sales teams and service professionals.

•	BIOLASE’s revolutionary Waterlase iPlus won the Medical Devices category for the TechAmerica Orange County High-Tech Innovation Awards and was also the Bronze Winner in the dental instruments, equipment and supplies category of the 2012 Medical Design Excellence Awards® (“MDEA”) competition, the premier awards program for the MedTech industry.

•	BIOLASE secured two new revolving credit facilities with Comerica Bank for a combined aggregate commitment of borrowings up to $8.0 million. The available borrowings of these two-year credit facilities are based on the Company’s eligible accounts receivable and inventory. Borrowings will be used for working capital purposes.

•	BIOLASE’s ticker symbol was changed from “BLTI” to “BIOL” to align the ticker symbol with its recent name change to BIOLASE, Inc.

•	The introduction of the EPIC 10™, the next evolution of BIOLASE’s Total Diode Solution. The EPIC 10 is not yet available for sale, as it is pending 510k clearance from the Food and Drug Administration (“FDA”) in the U.S. and international regulatory approval as well.

•	The declaration of a one-half percent stock dividend payable on June 25, 2012 to stockholders of record on June 8, 2012.

Gross profit as a percentage of net revenue for this year’s second quarter and first six months was 45.2 percent and 46.2 percent, respectively, compared to 46.5 percent and 46.2 percent for the prior year comparable periods. The year-over-year decrease for the second quarter was primarily due to increased sales of products and services with higher costs and lower margins, such as imaging equipment, and decreased sales of products and services with lower costs, such as license fees and royalty revenue, offset by the impact of the inventory re-purchase from Schein.

Operating expenses in this year’s second quarter and first six months were $7.2 million and $14.6 million, respectively, compared to $6.3 million and $11.6 million in the prior year periods. Operating expenses were up year over year as BIOLASE invested heavily in sales and marketing and strengthened its spending in engineering and new technology development for dental and other important markets. Although these represent significant costs, management believes these investments will have both short- and long-term benefits to the future earnings potential of the Company.

As of June 30, 2012, cash, cash equivalents and restricted cash totaled approximately $1.7 million, accounts receivable totaled $9.6 million, and stockholders’ equity was $10.6 million.

2012 Guidance
BIOLASE expects GAAP revenue for the third quarter of 2012 of approximately $13.5 million to $15.0 million. On a non-GAAP adjusted basis, 2012 third quarter revenue is expected to increase approximately $1.3 million to $2.8 million, or 11 to 23 percent, compared to the same period last year after excluding product revenues totaling approximately $900,000 associated with the irrevocable one-time purchase orders from Schein for the 2011 third quarter. Full-year gross revenue guidance for 2012 remains $57 million to $60 million, excluding the $1.1 million reduction in net revenue for the inventory re-purchase from Schein during the 2012 second quarter. Excluding equipment sales to Schein to satisfy one-time prepaid purchase orders of approximately $5.9 million during 2011, the midpoint of the Company’s guidance of $58.5 million represents an increase of 36 percent, year over year. In addition, BIOLASE’s goal remains to be cash flow positive in the fourth quarter of 2012.

Conference Call
As previously announced, BIOLASE is conducting a conference call today at 4:30 p.m. Eastern Time to review these financial results. The dial-in number for the call is toll-free 1-877-941-1428 or toll/international 1-480-629-9665. The live webcast and archived replay of the call can be accessed in the Investors section of the BIOLASE website at www.biolase.com.

About BIOLASE, Inc.
BIOLASE, Inc., the World’s leading Dental Laser Company, is a medical technology company that develops, manufactures and markets dental lasers and also distributes and markets dental imaging equipment; products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s laser products incorporate approximately 290 patented and patent pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its imaging products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold more than 20,100 lasers among 16,000 customers. Other products under development address ophthalmology and other medical and consumer markets.

For updates and information on laser and Waterlase dentistry, find BIOLASE at http://www.biolase.com, Twitter at http://twitter.com/GoWaterlase, and YouTube at http://www.youtube.com/user/Rossca08.

Non-GAAP Financial Measures

The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with generally accepted accounting principles (GAAP). The non-GAAP financial measures presented exclude the items summarized in the below table. Management believes that adjustments for these items assist investors in making comparisons of period-to-period operating results and that these items are not indicative of the Company’s on-going core operating performance.

Management uses non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share in its evaluation of the Company’s core after-tax results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Management believes that providing these non-GAAP financial measures allows investors to view the Company’s financial results in the way that management views the financial results.

The non-GAAP financial measures presented herein have certain limitations in that they do not reflect all of the costs associated with the operations of the Company’s business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions.  Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949-474-4300, jill@allencaron.com.

- TABLES FOLLOW -
BIOLASE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Products and services revenue	$13,266	$11,689	$25,578	$22,235
Non-recurring event	(1,141)	—	(1,141)	—
License fees and royalty revenue	50	390	58	405

Net revenue	12,175	12,079	24,495	22,640
Cost of revenue	7,816	6,466	14,329	12,188
Non-recurring event	(1,141)	—	(1,141)	—

Net cost of revenue	6,675	6,466	13,188	12,188

Gross profit	5,500	5,613	11,307	10,452

Operating expenses:
Sales and marketing	3,720	3,010	7,748	5,463
General and administrative	2,221	2,227	4,432	3,926
Engineering and development	1,272	1,093	2,462	2,186
Total operating expenses	7,213	6,330	14,642	11,575

Loss from operations	(1,713)	(717)	(3,335)	(1,123)

Loss on foreign currency transactions	(92)	(16)	(109)	(54)
Interest expense	(38)	(6)	(42)	(304)

Non-operating loss, net	(130)	(22)	(151)	(358)

Loss before income tax provision	(1,843)	(739)	(3,486)	(1,481)
Income tax provision	34	14	63	22

Net loss	(1,877)	(753)	(3,549)	(1,503)
Other comprehensive income (loss) items:
Foreign currency translation adjustments	(115)	47	(52)	161

Comprehensive loss	$(1,992)	$(706)	$(3,601)	$(1,342)

Net loss per share:
Basic	$(0.06)	$(0.03)	$(0.11)	$(0.05)

Diluted	$(0.06)	$(0.03)	$(0.11)	$(0.05)

Shares used in the calculation of net loss per share:
Basic	31,028	29,024	30,954	28,267

Diluted	31,028	29,024	30,954	28,267

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BIOLASE, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except per share data)

	June 30,
	2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$1,607	$3,307
Restricted cash	106	—
Accounts receivable, less allowance of $604 and $289 in 2012 and 2011,
respectively	9,576	8,899
Inventory, net	10,700	11,312
Prepaid expenses and other current assets	1,300	1,808
Assets held for sale	138	—
Total current assets	23,427	25,326
Property, plant and equipment, net	1,325	1,148
Intangible assets, net	147	212
Goodwill	2,926	2,926
Deferred tax asset	8	8
Other assets	380	187

Total assets	$28,213	$29,807

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Lines of credit	$1,935	$—
Accounts payable	6,859	7,804
Accrued liabilities	5,201	6,177
Customer deposits	172	165
Deferred revenue, current portion	2,665	2,136

Total current liabilities	16,832	16,282
Deferred tax liabilities	630	594
Deferred revenue, long-term	11	25
Other liabilities, long-term	139	337

Total liabilities	17,612	17,238

Stockholders’ equity (deficit):
Preferred stock, par value $0.001	—	—
Common stock, par value $0.001	33	33
Additional paid-in capital	140,140	138,507
Accumulated other comprehensive loss	(412)	(360)
Accumulated deficit	(112,761)	(109,212)

	27,000	28,968
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total stockholders’ equity	10,601	12,569

Total liabilities and stockholders’ equity	$28,213	$29,807

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BIOLASE, INC.
Reconciliation of GAAP Financial Results to Non-GAAP Financial Measures
(Unaudited)
(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
GAAP net revenue	$12,175	$12,079	$24,495	$22,640
Add: inventory re-purchase in connection with Schein Termination Agreement	1,141	—	1,141	—
Less: equipment sales to Schein for irrevocable purchase orders	—	(2,054)	—	(4,969)

GAAP net revenue, excluding 2012 inventory re-purchase from Schein and 2011 equipment sales to Schein for irrevocable purchase orders...	$13,316	$10,025	$25,636	$17,671

GAAP net loss	$(1,877)	$(753)	$(3,549)	$(1,503)
Adjustments:
Interest expense...	38	6	42	304
Depreciation and amortization expense	122	183	247	411
Stock based, other equity instruments, and other non-cash compensation expense	400	633	1,070	1,010
Non-GAAP net (loss) income...	$(1,317)	$69	$(2,190)	$222

GAAP net loss per share:
Basic and diluted...	$(0.06)	$(0.03)	$(0.11)	$(0.05)
Adjustments:
Interest expense	0.00	0.00	0.00	0.01
Depreciation and amortization expense	0.01	0.01	0.01	0.01
Stock-based, other equity instruments, and other non-cash compensation expense	0.01	0.02	0.03	0.04

Non-GAAP net (loss) income per share:
Basic and Diluted	$(0.04)	$0.00	$(0.07)	$0.01

Basic and Diluted shares....................	31,028	29,024	30,954	28,267

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